UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2010
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On July 6, 2010, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of the Board of Directors of NaviSite, Inc. (the “Company”) established the NaviSite, Inc. FY 2011 Executive Management Bonus Program, creating target cash bonuses for the Company’s 2011 fiscal year for the executive officers of the Company, including Arthur P. Becker, the Company’s Chief Executive Officer, R. Brooks Borcherding, the Company’s President, and James W. Pluntze, the Company’s Chief Financial Officer. The award of a cash bonus to any executive officer pursuant to this program is subject to the achievement of certain targets for fiscal year 2011, including bookings of new contract value, EBITDA for the Company and individual performance objectives. EBITDA, for purposes of this bonus program, is defined as earnings before interest, taxes, depreciation and amortization, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges. The bonus which would be made if the targets are met, for each of the principal executive officers and the principal financial officer, is set forth below:

Name	Target Bonus
Arthur P. Becker	$262,500
R. Brooks Borcherding	$235,000
James W. Pluntze	$106,920
For Mr. Borcherding, the GNC Committee approved the payment of his bonus in quarterly year-to-date payments, provided that the calculation of the quarterly year-to-date payments contemplate the year-to-date target bonus.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The exhibit listed in the Exhibit Index below is filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: July 12, 2010	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary of NaviSite, Inc. FY 2011 Executive Management Bonus Program.